Issuer Free Writing Prospectus, dated February 21, 2012

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated February 21, 2012 and

Registration Statement No. 333-159040

FOR IMMEDIATE RELEASE

February 21, 2012

For more information contact:

Scott Estes (419) 247-2800

Jay Morgan (419) 247-2800

Health Care REIT, Inc. Announces $508 Million

of First Quarter 2012 Acquisitions

Toledo, Ohio, February 21, 2012 … Health Care REIT, Inc. (NYSE:HCN) today announced it has completed $508 million of acquisitions in 2012. These acquisitions are in addition to the company’s previously announced transaction with Chartwell Seniors Housing REIT that is expected to close in the second quarter of 2012. In total, the transaction with Chartwell is $925.2 million including Health Care REIT’s investment of $503.3 million. Currency references are in US dollars and are based upon an exchange rate of CAD to USD of 1:1 for the Chartwell transaction.

During the first quarter, the company expanded its relationship with Belmont Village by acquiring six additional high quality seniors housing communities for $210 million. These communities will be added to the existing operating partnership and will continue to be managed by Belmont. In February, the company placed $111 million of debt on the two previously announced Belmont communities.

Also, during the first quarter, the company completed the acquisition of 11 medical office buildings for $298 million. These assets are affiliated with health systems and are currently 92% occupied. The acquisitions add three new health systems to the company’s portfolio bringing the total number of relationships to 54. New health system partners include MD Anderson, CHRISTUS Health System and Baylor Health Care System. The acquisitions total 858,000 rentable square feet, for an average size of 78,000 rentable square feet. The buildings offer outpatient services including oncology, orthopedics, ambulatory surgery, cardiology, women’s health and imaging and breast care. These acquisitions included an aggregate $158 million of assumed debt.

About Health Care REIT, Inc. Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of seniors housing and health care real estate. The company also provides an extensive array of property management and development services. As of December 31, 2011, the company’s broadly diversified portfolio consisted of 937 facilities in 46 states.

Forward-Looking Statements and Risk Factors

This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to, the satisfaction of closing conditions to the transaction with Chartwell, including, among other things, the obtainment of certain lender consents, the parties’ performance of their obligations under the transaction agreements and the receipt of applicable healthcare licenses and governmental approvals. Additional factors are discussed in the company’s Annual Report on Form 10-K and in its other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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The issuer has filed a registration statement (including a base prospectus) and a related preliminary prospectus supplement dated February 21, 2012 with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement, the related preliminary prospectus supplement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, or calling J.P. Morgan Securities LLC toll-free at 1-866-803-9204.